UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 8, 2004

CRITICAL THERAPEUTICS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50767	04-3523569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

60 WESTVIEW STREET, LEXINGTON, MA		02421
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	(781) 402-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On September 8, 2004, the Compensation Committee of the Board of Directors of Critical Therapeutics, Inc. (the "Company") granted stock options under the Company’s 2004 Stock Incentive Plan (the "Plan") to certain executive officers of the Company as follows:

* 325,000 for Paul D. Rubin, M.D., President and Chief Executive Officer;

* 225,000 for Trevor Phillips, Ph.D., Chief Operating Officer, Vice President of Operations and Assistant Secretary;

* 200,000 for Walter Newman, Ph.D., Chief Scientific Officer and Vice President of Research and Discovery;

* 125,000 for Frederick Finnegan, Vice President of Sales and Marketing; and

* 125,000 for Frank E. Thomas, Chief Financial Officer, Vice President of Finance and Treasurer.

The option agreements for these options were in substantially the form of the Incentive Stock Option Agreement filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, except that each of the options vests on a six-year basis, as follows: 16.7% of such options to become exercisable on September 8, 2005 and the balance of such options to become exercisable in 60 equal monthly installments beginning one month thereafter; provided, however, 75% of the original number of shares shall become exercisable based upon the satisfaction of two corporate objectives as determined by the Compensation Committee. Under the terms of the Plan, the exercisability of the options would be accelerated by two years of vesting if the employment of the holder is terminated within one year after a change of control of the Company.

The final expiration date of the options is September 7, 2014, unless they terminate earlier in accordance with the terms of the Plan or the option agreement. The exercise price of each option is $5.99 per share, which was the fair market value per share of Company Common Stock on the grant date, as determined under the Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRITICAL THERAPEUTICS, INC. (Registrant)

September 14, 2004	By:	Paul D. Rubin, M.D.

Name: Paul D. Rubin, M.D.
Title: President and Chief Executive Officer